EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE:


             CAS MEDICAL SYSTEMS, INC. REPORTS FIRST QUARTER RESULTS

           - COMPANY TO HOST CONFERENCE CALL TODAY AT 10:00 A.M. ET -

Branford, Conn. - May 08, 2007 - CAS Medical Systems, Inc. (NASDAQ: CASM), a medical device company focused on innovative, non-invasive vital signs monitoring, today announced financial results for the first quarter ended March 31, 2007.

HIGHLIGHTS

o    REVENUE FOR THE QUARTER INCREASED 23 PERCENT OVER Q1 2006 TO $9.3 MILLION

o    EARNINGS FOR Q1 OF $0.01 DESPITE INCREASES IN FORE-SIGHT(TM) SPENDING

o    ANDREW E. KERSEY ASSUMES ROLE OF PRESIDENT AND CEO

FINANCIAL RESULTS FOR Q1
Revenues for the first quarter ended March 31, 2007 were $9.3 million, an increase of $1.7 million, or 23 percent, over the $7.6 million reported for the first quarter ended March 31, 2006. Increases in blood pressure related product sales of 34 percent, primarily from sales of vital signs monitors and blood pressure cuffs accounted for the increase in revenues, partially offset by reductions in original equipment manufacturer ("OEM") and apnea product sales.

Operating income for the first quarter ended March 31, 2007 was $176,000 compared to $334,000 for the same period last year. Operating income includes $94,000 and $134,000, respectively, of stock compensation charges for the three-month periods ended March 31, 2007 and 2006. Operating income for the three months ended March 31, 2007 was also affected by a $250,000, or 41 percent, increase in research and development ("R&D") expenses primarily related to the development of the Company's Near-Infrared Spectroscopy ("NIRS") FORE-SIGHT Absolute Cerebral Oximeter. Selling, general and administrative ("S,G&A") expenses also increased $497,000, or 25 percent, for the three months ended March 31, 2007 over the first three months of the prior year, primarily due to increased NIRS-related sales and marketing costs. Operating results for the first quarter of the prior year contained retirement benefit credits of $87,000 related to the curtailment of the Company's retirement benefit plan.

Net income for the three months ended March 31, 2007 totaled $79,000, or $0.01 per diluted common share, compared to net income of $140,000, or $0.01 per diluted share, for the three months ended March 31, 2006. Net income for the three-month periods ended March 31, 2007 and 2006 was affected by $85,000 and $134,000 of non-deductible stock compensation expenses. The Company's income tax expense for the three months ended March 31, 2007 assumes an effective tax rate for 2007 of 33 percent compared to an effective rate of 48 percent for the first three months of the prior fiscal year. The higher effective rate for the prior year resulted primarily from the non-deductibility of the stock compensation costs.

MANAGEMENT DISCUSSION
"I am pleased with our results for the first quarter, which includes revenue growth of 23 percent over the first quarter of last year despite the reduction in sales to Medtronic, a significant OEM customer," commented Andrew Kersey, President and CEO. "Even with this decrease to Medtronic, CASMED has produced strong results through our efforts with other OEM partners and customers. In January, Medtronic announced a voluntary suspension of U.S. shipments from its Physio-Control division. We continue to fulfill their international requirements and anticipate an

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increase in demand starting in June. It remains uncertain, however, as to when full U.S. shipments will resume to prior levels and we continue to closely monitor the Medtronic Physio-Control situation."

Mr. Kersey added, "During the first quarter, we substantially increased our spending for the commercialization of the FORE-SIGHT Cerebral Oximeter, including ongoing R&D, manufacturing start-up, and sales and marketing. More specifically, these investments include: product certification costs; tools, materials and outside services related to pilot production costs; recruitment of our clinical specialists; expansion of our marketing team; training of sales distribution partners; and trade shows, advertising and promotion. CASMED expects to continue to invest in FORE-SIGHT during the remainder of 2007 to maximize our future success in this new market.

"We also achieved a number of milestones for the FORE-SIGHT Cerebral Oximeter. U.S. distribution is in place and trained and we have a full complement of clinical specialists to support initial sales. Pilot production is complete and we are ready for full production this quarter. The product is currently being demonstrated by our clinical specialists for potential sales to key accounts. We anticipate first sales of FORE-SIGHT within this second quarter."

FORE-SIGHT STATUS
In the first quarter, the Company exhibited FORE-SIGHT at seven trade shows and plans to exhibit at an additional eight shows this quarter. Product evaluations have begun, with sixteen scheduled for the month of May. To date, the FORE-SIGHT monitor has been presented during grand rounds at two major medical centers and is scheduled for an additional three grand round demonstrations at other major centers during the second quarter.

Scheduled scientific presentations of FORE-SIGHT include an upcoming abstract by Dr. David MacLeod of Duke University Medical Center, presented by Keita Ikeda, Ph.D at the 11th Annual Outcomes meeting in Barbados, May 9th through May 12th. Dr. Ikeda will present preliminary results of a study utilizing the FORE-SIGHT Absolute Cerebral Oximeter. This study explores results to date of the saturation differences observed between the right and left sides of the brain during different stages of cardiac surgery on adult patients.

ANALOGIC/CASMED AGREEMENT
Separately, the Company also announced today that it reached an agreement with Analogic Corporation of Peabody, Massachusetts under which CASMED will be the exclusive worldwide distributor for a family of co-branded vital signs monitors developed, manufactured, and currently marketed by Analogic. The initial term of the Agreement is five years, subject to meeting certain minimum revenue targets, and incorporates additional one-year extensions, again subject to meeting certain revenue targets.

2007 OUTLOOK
The Company reiterates its position that it expects revenues to continue to grow during 2007. However, it cannot predict its overall growth rate due to the following factors:

     o The impact of the Medtronic Physio-Control suspension of shipments into the U.S. market and the lack of certainty as to when or if full U.S. shipments will resume to prior levels
     o Unpredictability as to market acceptance, the length of the sales cycle, and sensor utilization rates surrounding the FORE-SIGHT product
     o Timing and logistics involved in securing worldwide distribution of Analogic products

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CONFERENCE CALL INFORMATION

CASMED will host a conference call on May 8, 2007 at 10:00 a.m. Eastern Time to discuss first quarter results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at (888) 455-3619 (domestic) or (210) 234-0026 (international), passcode CASM. If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time. A replay of the call will also be available by phone until June 8, 2007 beginning approximately two hours after the end of the call. It can be accessed at (888) 568-0360 (domestic) or (203) 369-3910 (international).

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available within two hours of the end of the live call and archived on the website until June 8, 2007.

ABOUT THE FORE-SIGHT ABSOLUTE CEREBRAL OXIMETER
CASMEDs' initial market focus for the FORE-SIGHT product is on high risk cardiovascular surgeries, of which there are about 700,000 performed each year in the U.S. Additional market opportunities include a broad range of general surgical procedures and post-operative and critical care settings. Protecting the brain from low oxygen levels during these procedures is an important goal of every surgical team because the brain is highly vulnerable to oxygen deprivation. At normal body temperatures, damage to brain cells due to lack of oxygen can occur after just a few seconds. The FORE-SIGHT Cerebral Oximeter provides new information that allows clinicians to monitor and respond to instances of brain tissue oxygen deprivation before damage to the brain occurs.

ABOUT CASMED
Founded in 1984, CAS Medical Systems, Inc. is dedicated to the design and manufacture of innovative, non-invasive technologies and products vital to patient care in the most challenging clinical environments. Its current product lines include cerebral oximeters, blood pressure measurement technology, vital signs monitors, blood pressure cuffs, cardio-respiratory and apnea monitors and products for neonatal intensive care. With a reputation for the highest quality products available in the markets it serves, CASMED products are used by clinicians worldwide.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

COMPANY CONTACTS
CAS Medical Systems, Inc.
Jeffery Baird, CFO
203-488-6056
ir@casmed.com

INVESTORS AND MEDIA
Financial Dynamics
John Capodanno
212-850-5705
jcapodanno@fd-us.com

STATEMENTS INCLUDED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL IN NATURE, ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS RELATING TO THE FUTURE PERFORMANCE OF THE COMPANY ARE SUBJECT TO MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THE CUSTOMER ACCEPTANCE OF THE PRODUCTS IN THE MARKET, THE INTRODUCTION OF COMPETITIVE PRODUCTS AND PRODUCT DEVELOPMENT, COMMERCIALIZATION AND TECHNOLOGICAL DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S MOST RECENT FORM 10-KSB AND OTHER SECURITIES AND EXCHANGE COMMISSION FILINGS.

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SUCH STATEMENTS ARE BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF THE
COMPANY'S MANAGEMENT AND ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PRESS RELEASE THE TERMS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "MAY", "OBJECTIVE", "PLAN", "POSSIBLE", "POTENTIAL", "PROJECT", "WILL" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE MADE AS OF THE DATE HEREOF, AND WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.































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                            CAS MEDICAL SYSTEMS, INC.
                              STATEMENTS OF INCOME
                                   (Unaudited)

                                              Three Months      Three Months
                                                 Ended             Ended
                                                 Mar 31,           Mar 31,
                                                  2007              2006
                                              -----------       -----------

Revenues                                      $ 9,289,332       $ 7,556,685

Costs and Expenses:
  Cost of Products Sold                         5,747,621         4,604,237
  Research and Development                        854,717           604,876
  Selling, General and Administrative           2,510,496         2,013,482
                                              -----------       -----------
                                                9,112,834         7,222,595

                                              -----------       -----------
Operating Income                                  176,498           334,090

  Interest Expense                                 57,932            64,370

                                              -----------       -----------
Pre-tax Income                                    118,566           269,720

  Income Taxes                                     39,127           129,465
                                              -----------       -----------
Net Income                                    $    79,439       $   140,255
                                              ===========       ===========


EARNINGS PER COMMON SHARE:

    Basic                                     $      0.01       $      0.01

    Diluted                                   $      0.01       $      0.01

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:

    Basic                                      10,604,925        10,248,942

    Diluted                                    12,057,423        12,139,621

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                            CAS MEDICAL SYSTEMS, INC.
                               BALANCE SHEETS (1)
                                   (Unaudited)

                                                 Mar 31,          Dec. 31,
                                                  2007              2006
                                              -----------       -----------

Cash and cash equivalents                     $   814,534       $ 1,334,535
Accounts receivable                             4,461,925         4,906,303
Inventories                                     7,222,921         6,808,193
Deferred income taxes                             338,333           329,458
Recoverable income taxes                          396,121           320,943
Other current assets                              332,263           408,171
                                              -----------       -----------

  Total current assets                         13,566,097        14,107,603

Property, plant, and equipment                  7,240,122         6,859,759
Accumulated depreciation                       (3,680,889)       (3,535,915)
                                              -----------       -----------
                                                3,559,233         3,323,844

Intangible and other assets, net                  505,685           457,352
Goodwill                                        3,379,021         3,379,021
Deferred income taxes                             204,411           175,611

                                              -----------       -----------
  Total assets                                $21,214,447       $21,443,431
                                              ===========       ===========


Current portion of long-term debt             $   618,246       $   609,615
Notes payable                                      29,074            69,241
Accounts payable                                3,021,025         3,228,265
Accrued expenses                                  842,144         1,104,726
                                              -----------       -----------

  Total current liabilities                     4,510,489         5,011,847


Long-term debt, less current portion            3,648,290         3,806,587

Common stock                                       43,052            42,717
Additional paid-in capital                      5,286,435         4,935,538
Common stock held in treasury, at cost           (101,480)         (101,480)
Retained earnings                               7,827,661         7,748,222
                                              -----------       -----------

Shareholder's equity                           13,055,668        12,624,997

                                              -----------       -----------
Total liabilities & equity                    $21,214,447       $21,443,431
                                              ===========       ===========


(1) The Company is in the process of finalizing its implementation of FIN 48, a recent accounting pronouncement related to income tax. This may affect certain components of the Company's balance sheet as of March 31, 2007 as reported in the Company's 10-Q which will be filed on or before May 14, 2007.